Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into by and between E*TRADE Financial Corporation (the “Company”) and Steven J. Freiberg (“Executive”) as of March 19, 2010.

W I T N E S S E T H:

WHEREAS, Executive is willing to serve as the Chief Executive Officer of the Company, and the Employer desires to retain Executive in such capacity, on the terms and conditions herein set forth; and

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Position and Duties. As of April 1, 2010 (the “Effective Date”), the Company hereby agrees to employ Executive as the Chief Executive Officer of the Company, and Executive agrees to be employed by the Company, upon the terms and conditions set forth herein. In such capacity, Executive shall report directly to the Board of Directors (the “Board”) of the Company and shall have and perform the authority and duties normally accorded to such position in a manner consistent with applicable regulatory requirements and sound business practices.

On or promptly following the Effective Date, Executive shall be appointed to the Board, and the Company agrees that Executive will continue to be re-nominated to the Board during his employment as Chief Executive Officer of the Company. Executive agrees that, upon any termination of his employment, he shall resign from the Board unless otherwise requested by the Board.

Executive agrees to devote all necessary time, energy and skill to his duties at the Company. The Company acknowledges that Executive may have continued involvement in charitable and civic activities which both parties expect will not create a business or competitive conflict with the activities of the Company and that Executive may continue to serve as a member of the corporate boards of directors (as previously disclosed to the Board) on which he currently serves and, with the prior consent of the Board, other corporate boards of directors.

The Company shall provide Executive with the same indemnification and D&O insurance protection provided from time to time to its officers and directors generally. Notwithstanding anything to the contrary in this Agreement, the rights of Executive to indemnification and the D&O insurance coverage with respect to all matters, events or transactions occurring or effected during Executive’s period of employment or service as a director with the Company shall survive the termination of Executive’s employment.

2. Term of Agreement. This Agreement shall remain in effect until the fourth anniversary of the Effective Date (including any renewal pursuant to the next sentence, the “Term”), unless Executive’s employment is terminated earlier by either party, subject to payments under Section 5 hereof to the extent applicable. The Term of this Agreement shall automatically renew for additional one-year periods unless either party provides at least ninety days’ prior written notice of termination of the Agreement. Executive’s employment with the Company during the Term shall be “at-will”.

3. Compensation. During the Term, Executive shall be compensated by the Company for his services as follows:

(a) Base Salary. Executive shall be paid an annualized base salary of $1,000,000 per year (the “Base Salary”), subject to applicable withholding, in accordance with the Company’s normal payroll procedures. Executive’s Base Salary will be reviewed annually for increases in the Board’s discretion.

(b) Performance Bonus. Executive shall have the opportunity to earn an annual performance-based cash bonus. Executive’s cash bonus target amount shall be $3,000,000 (the “Annual Cash Target”). The actual bonus payment will depend on Executive and the Company meeting performance targets for the applicable year as established by the Board (or the Compensation Committee of the Board); provided that Executive’s actual cash bonus for 2010 performance shall be not less than a prorated amount (representing the period of time from the Effective Time through the end of the year) of his Annual Cash Target (the “2010 Cash Bonus”). The annual cash bonus will be paid at the same time and in the same manner as payments to other senior executives of the Company and is subject to Executive’s continued employment with the Company on the applicable payment date, except as otherwise provided in Section 5 below.

(c) Benefits. Executive shall have the right, on the same basis as other senior executives of the Company, to participate in and to receive benefits under any of the Company’s employee benefit plans, as such plans may be modified from time to time. To the extent Executive declines participation in the Company’s medical plan, the Company shall pay Executive $20,000 annually in order to assist with the cost of his continuing his existing medical coverage.

(d) Business Expenses. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in connection with his employment hereunder upon submission of appropriate documentation or receipts in accordance with the policies and procedures of the Company as in effect from time to time.

4. Equity Compensation.

(a) Annual Equity Awards. During the Term, Executive will be eligible to receive annual equity incentive awards (“Annual Equity Awards”). Executive’s annual target level (“Annual Equity Target”) shall be $3,000,000

(based on the grant date fair value as determined by the Company under its practices for recognizing compensation expense in accordance with stock compensation accounting guidance). The actual amount of Annual Equity Awards shall be based upon Executive and the Company meeting performance targets for the applicable year as established by the Board (or the Compensation Committee of the Board); provided that Executive’s equity awards for 2010 performance shall be not less than a prorated amount (representing the period of time from the Effective Time through the end of the year) of his Annual Equity Target. The Annual Equity Awards shall consist of stock options, restricted stock or other equity-based awards, or a combination thereof, as determined by the Compensation Committee in consultation with Executive; shall be granted at the same time (which is currently following completion of the applicable fiscal year) and in substantially the same mixture as annual equity incentive awards are made to other executive officers; and shall vest annually over the period specified for annual grants at such time to other senior executives but over no more than four years.

(b) General Terms. Each equity award will be evidenced by an agreement in the standard form under the Company’s 2005 Equity Incentive Plan. The additional provisions set forth in Section 5 below shall be deemed to be incorporated into any such agreement and shall supersede any provision to the contrary. Executive will be eligible to receive other equity compensation awards from time to time if the Company’s Board of Directors or its Compensation Committee, in its sole discretion, determines that such an award(s) is appropriate.

5. Effect of Termination of Employment During the Term. Upon any termination of Executive’s employment during the Term, he will be entitled to payment or provision when due of (1) any unpaid base salary and expense reimbursements and (2) other unpaid vested amounts or benefits under Company compensation, incentive, and benefit plans, all of which shall be paid as soon as practicable but no later than 2 and  1/2 months following the end of the year in which termination occurs (except to the extent otherwise provided in the applicable plan), beyond which the Company and he shall have no further obligations to each other, except as specifically set forth in this Agreement (including the agreements set forth in Section 12(d) below) or in a subsequent written agreement between him and the Company.

(a) Involuntary Termination outside a Change in Control Period. If Executive’s employment with the Company is terminated during the Term as a result of an Involuntary Termination outside of a Change in Control Period, then subject to Executive signing and not revoking the Release (so long as such Release is signed in a period such that the payments under clause (i) below may be made no later than 2 and 1/2 months following the end of the year in which such termination of employment occurs), Executive shall receive the following severance benefits:

(i) a lump sum cash severance payment equal to one times the sum of (x) Executive’s annual Base Salary at the time of termination,

(y) Executive’s Annual Cash Target and (z) Executive’s Annual Equity Target (to the extent the Annual Equity Awards for the year of termination have not yet been granted), which payment shall be paid within 30 days following the effectiveness of the Release;

(ii) a pro rata share of the Annual Cash Target for the year in which termination of employment occurs, provided that, if the termination occurs after December 31, 2010, the Company’s performance meets the target performance level for the year of termination, as determined at year-end, which payment shall be paid no later than 2 and 1/2 months following the end of the year in which such termination of employment occurs;

(iii) all outstanding Company options, restricted stock awards, restricted stock units and other equity awards (collectively, “Equity Grants”) shall become fully vested and, if applicable, exercisable (and any forfeiture provision shall lapse) in full as of the later of the date of Executive’s termination of employment or the last day following Executive’s execution of the Release on which Executive may revoke such Release under its terms, and any Equity Grant which is a stock option shall remain exercisable until 12 months following such termination of employment (but in no event beyond the maximum seven-year expiration date set forth in the option agreement); and

(iv) to the extent Executive is eligible for and elects COBRA continuation through the Company, reimbursement for the cost of medical coverage at a level equivalent to that provided by the Company immediately prior to termination of employment, through the earlier of: (A) 12 months following Executive’s termination of employment, or (B) the time Executive begins alternative employment; provided that (x) it shall be the obligation of Executive to inform the Company that new employment has been obtained and (y) such reimbursement shall be made by the Company subsidizing or reimbursing COBRA premiums or, if Executive is no longer eligible for COBRA continuation coverage, by a lump sum payment based on the monthly premiums immediately prior to the expiration of COBRA coverage.

(b) Involuntary Termination during a Change in Control Period. If Executive’s employment with the Company is terminated during the Term as a result of an Involuntary Termination during a Change in Control Period, then subject to Executive signing and not revoking the Release (so long as such Release is signed in a period such that the payments under clause (i) below may be made no later than 2 and 1/2 months following the end of the year in which such termination of employment occurs), Executive shall receive the following severance benefits:

(i) a lump sum cash severance payment equal to two times the sum of (x) Executive’s annual Base Salary, (y) Executive’s Annual Cash Target and (z) Executive’s Annual Equity Target (to the extent the Annual Equity Awards for the year of termination and the subsequent year have not yet been granted), which payment shall be paid within 30 days following the effectiveness of the Release;

(ii) a pro rata share of the Annual Cash Target for the year in which termination of employment occurs, provided that, if the termination occurs after December 31, 2010, the Company’s performance meets the target performance level for the year of termination, as determined at year-end, which payment shall be paid no later than 2 and 1/2 months following the end of the year in which such termination of employment occurs;

(iii) each Equity Grant shall become fully vested and, if applicable, exercisable (and any forfeiture provision shall lapse) in full as of the later of the date of Executive’s termination of employment or the last day following Executive’s execution of the Release on which Executive may revoke such Release under its terms, and any Equity Grant which is a stock option shall remain exercisable until 12 months following such termination of employment (but in no event beyond the maximum seven-year expiration date set forth in the option agreement); and

(iv) to the extent Executive is eligible for and elects COBRA continuation through the Company, reimbursement for the cost of medical coverage at a level equivalent to that provided by the Company immediately prior to termination of employment, through the earlier of: (A) 24 months following Executive’s termination of employment, or (B) the time Executive begins alternative employment; provided that (x) it shall be the obligation of Executive to inform the Company that new employment has been obtained and (y) such reimbursement shall be made by the Company subsidizing or reimbursing COBRA premiums or, if Executive is no longer eligible for COBRA continuation coverage, by a lump sum payment based on the monthly premiums immediately prior to the expiration of COBRA coverage.

(c) Death or Disability.

(i) In the event of Executive’s death, all Equity Grants held by Executive, to the extent then outstanding, shall become fully vested and, if applicable, exercisable, and any Equity Grant which is a stock option shall remain exercisable until 12 months following such termination of employment (but in no event beyond the maximum seven-year expiration date set forth in the option agreement), and any forfeiture provision shall lapse, as of the date of Executive’s death.

(ii) In the event Executive’s employment terminates as a result of his death or Permanent Disability, Executive (or Executive’s estate, as applicable) shall be entitled to a pro rata share of Executive’s cash or other performance bonus (which during 2010 shall be a pro rata share of the 2010 Cash Bonus) to the date of death or termination for Permanent Disability.

(d) Non-Renewal of this Agreement. To the extent applicable, the following shall be in lieu of any payments otherwise payable pursuant to the foregoing provisions of this Section 5.

(i) Company’s Non-Renewal. In the event that the Company delivers to Executive written notice of non-renewal of this Agreement pursuant to Section 2 hereof and as a result of which Executive’s employment with the Company terminates at the end of the Term (other than for Cause), Executive shall be entitled to receive at the end of the Term (A) a lump sum cash severance payment equal to the sum of Executive’s annual Base Salary and Executive’s Annual Cash Target and (B) accelerated vesting of all Equity Grants, subject to Executive signing and not revoking the Release.

(ii) Executive’s Non-Renewal. In the event that Executive delivers to the Company written notice of non-renewal of this Agreement pursuant to Section 2 hereof and as a result of which Executive’s employment with the Company terminates at the end of the Term (other than for Cause):

(A) Any outstanding unvested Equity Grants shall not terminate but shall continue to vest on the scheduled vesting dates set forth in the applicable award agreement, subject to Executive’s compliance with his Agreement Regarding Employment and Proprietary Information and Inventions with the Company and his not competing with the Company’s business as conducted at the time of his termination of employment; and

(B) any Equity Grants that are stock options shall remain exercisable for 12 months following the later of Executive’s termination of employment or the vesting date of the applicable portion of the stock option, but in no event beyond the maximum seven-year expiration date set forth in the option agreement.

(e) Other Termination. In the event of a termination of Executive’s employment not specified under Section 5(a), Section 5(b), Section 5(c) or Section 5(d) above, Executive shall not be entitled to any compensation or benefits from the Company, other than those earned and unpaid under Section 3 through the date of his termination and, in the case of each stock option, restricted stock award or other Company stock-based award granted to Executive, the extent to which such awards are vested through the date of his termination or as otherwise provided in the applicable award agreement.

6. Certain Tax Considerations.

(a) Section 409A.

(i) The payments under Section 5 are intended to qualify for the short-term deferral exception to Section 409A of the Code (“Section 409A”) described in the regulations promulgated under Section 409A (the “Section 409A Regulations”) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A described in the Section 409A Regulations to the maximum extent possible. To the extent Section 409A is applicable to this Agreement, this Agreement is intended to comply with Section 409A, and shall be interpreted and construed and shall be performed by the parties consistent with such intent, and the Company shall have no right, without Executive’s consent, to accelerate any payment or the provision of any benefits under this Agreement if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A.

(ii) Without limiting the generality of the foregoing, if Executive is a “specified employee” within the meaning of Section 409A, as determined under the Company’s established methodology for determining specified employees, on the date of termination of employment, then to the extent required in order to comply with Section 409A, and taking into account the involuntary separation pay plan exception, amounts that would otherwise be payable under this Agreement during the six-month period immediately following such termination date shall instead be paid (together with interest at the then current six-month LIBOR rate) on the first business day after the first to occur of (i) the date that is six months following Executive’s termination of employment and (ii) the date of Executive’s death.

(iii) Except as expressly provided otherwise herein, no reimbursement payable to Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.

(iv) For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of Executive’s employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A of the Code; provided, however, that, in the event of Executive’s Permanent Disability, “separation from service” means the date that is six months after the first day of disability.

(b) 280G Limitation. If the payments and benefits provided to Executive under this Agreement, either alone or together with other payments and benefits provided to him from the Company (including, without limitation, any accelerated vesting thereof) (the “Total Payments”), would constitute a “parachute payment” (as defined in Section 280G of the Code) and be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Total Payments shall be reduced if and to the extent that a reduction in the Total Payments would result in Executive retaining a larger amount than if Executive received all of the Total Payments, in each case measured on an after-tax basis (taking into account federal, state and local income taxes and, if applicable, the Excise Tax). The determination of any reduction in the Total Payments shall be made at the Company’s cost by the Company’s independent public accountants or another firm designated by the Company and reasonably approved by Executive, and may be determined using reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company shall pay Executive’s costs incurred for tax, accounting and other professional advice in the event of a challenge of any such reasonable, good faith interpretations by the Internal Revenue Service.

7. Certain Definitions. For the purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

(a) “Cause” shall mean any of the following:

(i) Executive’s theft, dishonesty, willful misconduct in the performance of his duties, breach of fiduciary duty for personal profit, or falsification of any material employment or Company records;

(ii) Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which materially impairs Executive’s ability to perform his duties with the Company;

(iii) Executive’s intentional and repeated failure to perform lawful stated duties after written notice from the Company and a reasonable opportunity to cure such failure;

(iv) Executive’s improper disclosure of the Company’s confidential or proprietary information;

(v) any material breach by Executive of the Company’s Code of Professional Conduct, which breach shall be deemed “material” if it results from an intentional act by Executive and has a material detrimental effect on the Company’s reputation or business; or

(vi) any material breach by Executive of this Agreement or of any agreement regarding proprietary information and inventions, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from the Company.

In the event that the Company terminates Executive’s employment for Cause, the Company shall provide written notice to Executive of that fact prior to, or concurrently with, the termination of employment. Failure to provide written notice that the Company contends that the termination is for Cause shall constitute a waiver of any contention that the termination was for Cause, and the termination shall be irrebuttably presumed to be an involuntary termination without Cause. However, if, within thirty (30) days following the termination, the Company first discovers facts that would have established “Cause” for termination, and those facts were not known by the Company at the time of the termination, then the Company shall provide Executive with written notice, including the facts establishing that the purported “Cause” was not known at the time of the termination, and the Company will pay no severance.

(b) “Change in Control” shall mean the occurrence of any of the following events:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or more than one person acting as a group (as determined under Treas. Reg. Section 1.409A-3(i)(5)(v)(B)) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power represented by the Company’s then outstanding voting securities other than the acquisition of the Company’s common stock by a Company-sponsored employee benefit plan;

(ii) the Company is party to a merger or consolidation which results in the holders of the voting securities of the Company outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such merger or consolidation;

(iii) a change in the composition of the Board occurring within a period of twenty-four (24) consecutive months, as a result of which fewer than a majority of the directors are Incumbent Directors;

(iv) effectiveness of an agreement for the sale, lease or disposition by the Company of all or substantially all of the Company’s assets; or

(v) a liquidation or dissolution of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Change in Control Period” shall mean the period ending on the two year anniversary date of the consummation of the Change in Control and commencing on the earlier of:

(i) 60 days prior to the date of consummation of the Change in Control;

(ii) the date of the first public announcement of a definitive agreement that would result in a Change in Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies); or

(iii) the date of the public announcement of a tender offer that is not approved by the Incumbent Directors.

(e) “Good Reason” shall mean any of the following conditions without Executive’s consent:

(i) a material decrease in Executive’s Base Salary;

(ii) a material, adverse change in Executive’s title, authority, responsibilities or duties, as measured against Executive’s title, authority, responsibilities or duties immediately prior to such change; provided that following a Change in Control, for purposes of this subsection (ii), in addition to any other material, adverse change in title, authority, responsibilities or duties, Executive not reporting to the Board of Directors or Executive not being Chief Executive Officer of the surviving combined company shall constitute an event of “Good Reason”;

(iii) the relocation of Executive’s principal workplace to a location greater than fifty (50) miles from the prior workplace;

(iv) any material breach by the Company of any provision of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach from Executive;

(v) any failure of the Company to obtain the assumption (by operation of law or by contract) of this Agreement by any successor or assign of the Company;

provided that Executive shall have provided written notice to the Company of the existence of the condition constituting Good Reason within 90 days of the initial existence of the condition.

(f) “Incumbent Directors” shall mean members of the Board who either (i) are members of the Board as of the date hereof, or (ii) are elected, or nominated for election, to the Board with the affirmative vote of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of members of the Board).

(g) “Involuntary Termination” shall mean the occurrence of one of the following:

(i) termination by the Company of Executive’s employment with the Company for any reason other than Cause at any time;

(ii) Executive’s resignation from employment for Good Reason within six months following the occurrence of the event constituting Good Reason.

(h) “Permanent Disability” shall mean Executive’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.

(i) “Release” shall mean a general release of all known and unknown claims against the Company and its affiliates and their stockholders, directors, officers, employees, agents, successors and assigns substantially in a form (including non-disparagement provisions) reasonably acceptable to the Company, which has been executed by Executive and not revoked within the applicable revocation period; provided that such Release shall not release the right to indemnification or any of the compensation and benefits Executive is due upon the applicable termination of employment.

8. Insider Trading Policy. Executive agrees to abide by the terms and conditions of the Company’s Insider Trading Policy, as it may be amended from time to time.

9. Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), and except for disputes that are subject to mandatory arbitration under FINRA rules if applicable, Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in New York, New York in accordance with its National Employment Dispute Resolution rules. Executive acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. In connection with any such arbitration, the Company shall bear all costs not otherwise borne by a plaintiff in a court proceeding.

10. Attorneys’ Fees. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to enforce any right arising out of this Agreement. The Company shall pay Executive’s reasonable legal fees in connection with the review and negotiation of this Agreement.

11. No Mitigation or Offset. Executive shall not be required to mitigate the amount of any payment provided for herein by seeking other employment or otherwise and any such payment will not be reduced in the event such other employment is obtained.

12. General.

(a) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the Company, Executive and each and all of their respective heirs, legal representatives, successors and assigns. The duties, responsibilities and obligations of Executive under this Agreement shall be personal and not assignable or delegable by Executive in any manner whatsoever to any person, corporation, partnership, firm, company, joint venture or other entity. Executive may not assign, transfer, convey, mortgage, pledge or in any other manner encumber the compensation or other benefits to be received by him or any rights which he may have pursuant to the terms and provisions of this Agreement.

(b) Amendments; Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Notices. Any notices to be given pursuant to this Agreement by either party to the other party may be effected by personal delivery or by overnight delivery with receipt requested. Mailed notices shall be addressed to the parties at the addresses stated below, but each party may change its or his address by written notice to the other in accordance with this Paragraph.

Mailed notices to Executive shall be addressed to the last known address provided by Executive to the Company.

Mailed notices to the Company shall be addressed as follows:

E*TRADE Financial Corporation

135 East 57th Street

New York, New York 10022

Attention: General Counsel

With a copy to:

E*TRADE Financial Corporation

135 East 57th Street

New York, New York 10022

Attention: Chair of the Compensation Committee

(d) Entire Agreement. This Agreement constitutes the entire employment agreement between Executive and the Company regarding the terms and conditions of his employment and any amounts due on termination of such employment, with the exception of (i) an Agreement Regarding Employment and Proprietary Information and Inventions, (ii) any indemnification agreement between Executive and the Company and (iii) the Company’s employee benefit plans referenced in Section 3(c). This Agreement (including the documents described in (i) through (iii) herein) supersedes all prior negotiations, representations or agreements between Executive and the Company, whether written or oral, concerning Executive’s employment by or service to the Company.

(e) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

(f) Counterparts. This Agreement may be executed by the Company and Executive in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

(g) Headings. Each and all of the headings contained in this Agreement are for reference purposes only and shall not in any manner whatsoever affect the construction or interpretation of this Agreement or be deemed a part of this Agreement for any purpose whatsoever.

(h) Savings Provision. To the extent that any provision of this Agreement or any paragraph, term, provision, sentence, phrase, clause or word of this Agreement shall be found to be illegal or unenforceable for any reason, such paragraph, term, provision, sentence, phrase, clause or word shall be modified or deleted in such a manner as to make this Agreement, as so modified, legal and enforceable under applicable laws. The remainder of this Agreement shall continue in full force and effect.

(i) Construction. The language of this Agreement and of each and every paragraph, term and provision of this Agreement shall, in all cases, for any and all purposes, and in any and all circumstances whatsoever be construed as a whole, according to its fair meaning, not strictly for or against Executive or the

Company, and with no regard whatsoever to the identity or status of any person or persons who drafted all or any portion of this Agreement.

(j) Further Assurances. From time to time, at the Company’s request and without further consideration, Executive shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement and to provide adequate assurance of Executive’s due performance hereunder.

(k) Governing Law. Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

Dated:	3/19/10	E*TRADE FINANCIAL CORPORATION

		By:	/s/ Robert A. Druskin
Name: Robert A. Druskin
Title: Chairman & Interim Chief Executive Officer

Dated:	3/19/10	/s/ Steven J. Freiberg
Steven J. Freiberg